Exhibit 5.1

20 June 2019	Our Ref: MB/jee/107747

Cambium Networks Corporation c/o Intertrust Corporate Services (Cayman) Limited 190 Elgin Avenue George Town Grand Cayman KY1-9005 Cayman Islands

Dear Sirs

CAMBIUM NETWORKS CORPORATION (THE “COMPANY”)

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of an initial public offering of 5,800,000 ordinary shares and up to an additional 870,000 ordinary shares which the Underwriters (as defined in Schedule 1) will have a right to purchase from the Company, in each case with a par value of $0.0001 per share in the capital of the Company (the “Offered Shares”) under the United States Securities Act of 1933, as amended (the “Securities Act”) and pursuant to the terms of the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.	With respect to the Offered Shares, when:

(a)	the Recapitalization (as defined below) has been duly completed; and

(b)	the Shareholder Resolutions (as defined below) have been duly adopted,

the Offered Shares will have been duly authorised by all necessary corporate action of the Company and upon the issue of the Offered Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Offered Shares have been issued credited as fully paid),

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and in the manner contemplated by the Registration Statement, the Prospectus and the Underwriting Agreement (as each term is defined in Schedule 1), the Offered Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

The foregoing opinion is given based on the following assumptions.

1.

The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.

The Company Records (as defined in Schedule 1) are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.

3.

The Company will receive consideration in money or money’s worth for each Offered Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement and the Prospectus, such price in any event not being less than the stated par or nominal value of each Offered Share.

4.

The Resolutions (as defined in Schedule 1) were duly adopted at duly convened meetings of the Board of Directors and the members and such meetings were held and conducted in accordance with the Memorandum and Articles of Association.

5.	As at the date of issuance of the Offered Shares and in each case as contemplated by the Registration Statement and the Prospectus:

(a)	the “Recapitalization” as described in and contemplated by the Registration Statement and the Prospectus (the “Recapitalization”) will have been duly and validly completed;

(b)

all shareholder resolutions of the Company necessary to adopt the Memorandum and Articles of Association and subdivide the share capital of the Company (the “Shareholder Resolutions”) will have been duly and validly adopted and remain in full force and effect such that the authorised and issued share capital of the Company is as contemplated by the Registration Statement and the Prospectus; and

(c)	all other consents, waivers or approvals will have been obtained and remain in full force and effect in order to undertake the Recapitalization and validly adopt the Shareholder Resolutions.

6.

Each of the Registration Statement, the Prospectus and the Underwriting Agreement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Offered Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

7.

The choice of New York law as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands).

8.

The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Underwriting Agreement.

9.

All preconditions to the obligations of the parties to the Underwriting Agreement will be satisfied or duly waived prior to the issue and sale of the Offered Shares and there will be no breach of the terms of the Underwriting Agreement.

10.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Prospectus.

Yours faithfully

/s/ Walkers

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 5 August 2011, the Certificate of Incorporation on Change of Name dated 16 April 2018, the Amended and Restated Memorandum and Articles of Association to be in effect upon the consummation of the sale of the Offered Shares (the “Memorandum and Articles of Association”), the Register of Directors, Register of Officers and Register of Mortgages and Charges, copies of which have been provided to us by its registered office in the Cayman Islands (together, the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 20 June 2019.

3.	A Certificate of Good Standing dated 20 June 2019 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

4.

Copies of the executed minutes of meeting of the board of Directors of the Company dated 25 January 2019, 23 April 2019 and 8 June 2019 approving, amongst other matters, the offering for sale of the Offered Shares and the establishment of certain committees of the Directors (the “Resolutions”).

5.	Copies of the following documents (the “Documents”):

(a)

the prospectus of the Company dated 13 June 2019 (the “Prospectus”), forming a part of the Registration Statement (as defined below) filed by the Company with the United States Securities and Exchange Commission (“SEC”) in respect of the initial public offering and sale by the Company of the Offered Shares;

(b)

the Registration Statement on Form S-1 originally filed on 7 May 2018 by the Company with the SEC registering the Offered Shares under the Securities Act, including all amendments or supplements thereto (the “Registration Statement”);

(c)

a draft form of Underwriting Agreement to be entered into among the Company, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”) (the “Underwriting Agreement”); and

(d)	such other documents as we have deemed necessary to render the opinions set forth herein.